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                                                                   Exhibit 11

                   UAL Corporation and Subsidiary Companies
             Calculation of Fully Diluted Net Earnings Per Share
                       (In Millions, Except Per Share)

                                               Three Months          Nine Months
                                            Ended September 30    Ended September 30
                                             1995       1994       1995       1994
Earnings or loss:
  Earnings before preferred stock
    transactions and cumulative
    effect of accounting change             $   243    $    82    $   397    $    66
  Preferred stock dividends                     (13)       (20)       (39)       (39)
  Interest on convertible debentures              6         -          16         -
  Earnings before preferred stock
    transactions and cumulative
    effect of accounting change for
    fully diluted calculation                   236         62        374         27
  Preferred stock transactions                   -          -          43         -
  Cumulative effect of accounting change         -          -          -         (26)
  Net earnings for fully
    diluted calculation                     $   236    $    62    $   417    $     1

Shares:
  Average number of shares of common stock
    outstanding during the period              12.4       14.5       12.4       21.2
  Additional shares assumed issued at the
    beginning of the period (or at the date
    of issuance) for conversion of
    preferred stock                             3.4         -         2.6         -
  Additional shares assumed issued at the
    beginning of the period for conversion
    of convertible debentures                   2.0         -         2.0         -
  Additional shares assumed issued at the
    beginning of the period (or at the date
    of issuance) for exercises of dilutive
    stock options and stock award plans
    (after deducting shares assumed
    purchased under the treasury
    stock method)                               0.5        0.1        0.5        0.2
  Average number of shares for fully
    diluted calculation                        18.3       14.6       17.5       21.4

Fully diluted per share amounts:
  Earnings before preferred stock
    transactions and cumulative
    effect of accounting change             $ 12.87    $  4.21    $ 21.36    $  1.25
  Preferred stock transactions                  -          -         2.46        -
  Cumulative effect of accounting change        -          -          -        (1.22)

  Net earnings                              $ 12.87    $  4.21    $ 23.82    $  0.03
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